UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): February 29, 2008

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNISOURCE ENERGY CORPORATION	86-0786732
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

1-5924	TUCSON ELECTRIC POWER COMPANY	86-0062700
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

TEP Rate Proceeding

As previously reported, a rate proceeding is underway before the Arizona Corporation Commission (ACC)  to establish new retail rates for Tucson Electric Power Company (TEP) when the existing rate increase moratorium of the 1999 Settlement Agreement (Settlement Agreement) is lifted on January 1, 2009.  TEP requested that the rate proceeding be concluded within 18 months in order for a rate increase to be effective no later than January 1, 2009.

In July 2007, TEP filed three alternative methodologies to establish rates for generation service beginning January 1, 2009.  TEP’s proposed rate methodologies for generation service include: 1) market-based rates; 2) a hybrid methodology; and 3) a cost-of-service methodology.   The rate increases projected under the various methodologies range from 15%-23% over TEP’s current average retail rate of 8.4 cents per kilowatt-hour (kWh).

Intervenor Testimony

On February 29, 2008, ACC Staff and other intervenors filed testimony in the rate proceeding.

Testimony filed by the ACC Staff,  the Residential Utility Consumer Office (RUCO) and Arizonans for Electric Choice and Competition (AECC) recommended that TEP’s rates for generation service be based on a cost-of-service methodology.   Each of these intervenors recommended a rate reduction from TEP’s current average retail rate of 8.4 cents per kWh.

TEP’s proposed Cost-of-Service Methodology includes a Termination Cost Regulatory Asset (TCRA) of $788 million to be recovered over 10 years, designed to compensate TEP for the economic burden incurred due to the extended rate freeze established in the Settlement Agreement, assuming TEP is not permitted to charge market-based rates for generation service beginning in 2009.  The TCRA is not currently recorded as an asset on TEP’s balance sheet.

The ACC Staff, RUCO and AECC disputed TEP’s belief that the Settlement Agreement contemplates market-based rates for generation service beginning in 2009 and recommended TEP’s proposed TCRA, Market Methodology and Hybrid Methodology be rejected.

The table below summarizes TEP’s cost-of-service methodology and testimony filed by ACC Staff, RUCO and AECC.

Test Year Ended December 31, 2006	TEP	ACC Staff	RUCO	AECC
Methodology	Cost of Service	Cost of Service	Cost of Service	Cost of Service
Average overall rate increase (decrease) (1)	23%; 8% excluding TCRA	(2-3%)	(7%)	(0.4%)
Approximate annual revenue increase (decrease) (1)	$181 million; $63 million excluding TCRA	($14 million - $22 million)	($57 million)	($3.5 million)
Purchased Power and Fuel Adjustor Clause (PPFAC)	Yes	Yes	Yes for incremental load beginning in 2010	Neither for nor against
Original cost ACC rate base	$983 million	$862 million	$936 million	$1.01 billion
Fair value ACC rate base	$1.42 billion	$1.25 billion	$1.36 billion	Not provided
Capital Structure Equity / Debt	Pro Forma 45% / 55%	Actual 40% / 60%	Pro Forma 45% / 55%	Pro Forma 45% / 55%
Return on Equity	10.75%	10.25%	9.44%	10.75%
Cost of Capital / Rate of Return	8.35%	7.93%	7.76%	8.35%

(1) TEP’s estimate of increase (decrease) of each party’s proposal including TEP’s estimate of the impact of PPFAC, compared with TEP’s current average retail rate of 8.4 cents per kWh

The filed testimony of the ACC Staff, RUCO and AECC is available on the website of UniSource Energy Corporation, TEP’s parent, at www.uns.com.

Fixed CTC and Incremental Revenue

In TEP’s current rate proceeding, the ACC will rule on the treatment of approximately $65 million of incremental revenue TEP expects to collect, between June and December of 2008, as a result of maintaining current retail rates after the Fixed Competition Transition Charge (Fixed CTC) terminates.  The Fixed CTC will terminate when the TRA balance is amortized to zero, which is expected to occur in May 2008.

According to an order by the ACC, the incremental revenue shall accrue interest and shall be subject to refund or credit or other such mechanism to protect customers, as determined in TEP’s current rate proceeding.  As part of its Cost-of-Service methodology, TEP proposes to offset the incremental, or “true up” revenues against the TCRA.

Testimony filed by ACC Staff made no recommendation regarding the treatment of the true up revenues; RUCO’s testimony recommends crediting the true up revenues to customers over a period of time to be determined; and AECC’s testimony recommends crediting the true up revenues to customers i) through a PPFAC, if adopted, or ii) over three years, if the ACC does not approve a PPFAC for TEP.

Procedural Schedule

The procedural schedule for the remainder of the rate proceeding is as follows:

Date
TEP rebuttal testimony	April 1, 2008
ACC Staff and intervenor surrebuttal testimony	April 24, 2008
TEP rejoinder testimony	May 7, 2008
Rate case hearing before the ALJ	May 12, 2008

Effect on TEP

As part of this proceeding, all of TEP’s legal rights and claims arising out of the Settlement Agreement and the decision approving the Settlement Agreement are fully preserved.  If TEP does not receive adequate rate relief from the ACC, TEP’s results of operations, net income and cash flows could be adversely affected.  In that case, TEP may initiate legal proceedings against i) the ACC, and other parties, for breach of the Settlement Agreement, and ii) the ACC, for inadequate rates.  TEP cannot predict the outcome of this matter, or its ultimate impact on TEP’s financial condition and results of operations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 4, 2008	UNISOURCE ENERGY CORPORATION —————————————————— (Registrant) / s / Kevin P. Larson
—————————————————— Senior Vice President and Principal Financial Officer

Date: March 4, 2008	TUCSON ELECTRIC POWER COMPANY —————————————————— (Registrant) / s / Kevin P. Larson
—————————————————— Senior Vice President and Principal Financial Officer